UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Principal Diversified Select Real Asset Fund

Address of Principal	711 High Street
Des Moines, IA 50392

Telephone Number:	515-235-1209

Name and Address of Agent	Adam U. Shaikh
Britney L. Schnathorst
The Principal Financial Group
711 High Street
Des Moines, IA 50392

George J. Zornada, Esq.
K&L Gates LLP
State Street Financial Center
One Lincoln Street
Boston, MA 02111-2950

Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section 8(a) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES ☒    NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Des Moines, Iowa on the 17th day of December, 2018.

PRINCIPAL DIVERSIFIED SELECT REAL ASSET FUND

By: /s/ Michael Beer
Michael Beer
Initial Trustee